Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

May 23, 2025

TPG RE Finance Trust, Inc.

888 Seventh Avenue, 35th Floor

New York, New York 10106

Re:   TPG RE Finance Trust, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of up to 9,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company issuable pursuant to the TPG RE Finance Trust, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), consisting of (i) 6,258,800 shares of Common Stock newly authorized for issuance under the 2025 Plan, (ii) 473,267 shares of Common Stock, which represent the aggregate number of shares that remain available for issuance under the TPG RE Finance Trust, Inc. 2017 Equity Incentive Plan, as amended (the “2017 Plan”) and (iii) 2,267,933 shares of Common Stock registered by the Company for administrative convenience, which represent an estimate of additional shares that have or may again become available for delivery with respect to awards under the 2025 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2025 Plan and an estimated number of shares that will become authorized for issuance under the 2017 Plan upon the cancellation, termination, or net or cash settlement of outstanding awards, all of which were previously authorized for issuance pursuant to the 2017 Plan and will again become available for issuance pursuant to Section 1.5 of the 2025 Plan, all covered by the Registration Statement on Form S-8 (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.  The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2.  The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.  The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

TPG RE Finance Trust, Inc.

May 23, 2025

4.  Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the approval of the 2025 Plan, the issuance of the Shares and the approval of the 2017 Plan, certified as of the date hereof by an officer of the Company;

5.  Resolutions adopted by the stockholders of the Company relating to the approval of the 2017 Plan;

6.  The 2017 Plan;

7.  The 2025 Plan;

8.  A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9.  A certificate executed by an officer of the Company, dated as of the date hereof; and

10.  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.  Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.  All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

TPG RE Finance Trust, Inc.

May 23, 2025

5.  None of the Shares will be issued or transferred in violation of any restriction or limitation contained in the 2025 Plan. Upon issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter or the 2025 Plan.

6.  The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership of shares of stock of the Company set forth in Article VII of the Charter.

7.  Each award that provides for the potential issuance of a Share pursuant to the 2025 Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the 2025 Plan, and any Share issued pursuant to any such Award will be issued in accordance with the terms of the 2025 Plan and such Award, including any option or award agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.  The Company has been duly incorporated and is validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.  The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company pursuant to the Resolutions, the 2025 Plan, any applicable award agreement and otherwise in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

TPG RE Finance Trust, Inc.

May 23, 2025

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours

/s/ Venable LLP